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                                                                       EXHIBIT 4
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                           PRECISION AUTO CARE, INC.

                      2000 OUTSIDE DIRECTORS' STOCK PLAN
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                                   ARTICLE I
                     TITLE, PURPOSE AND AUTHORIZED SHARES

  This Plan shall be known as the "Precision Auto Care, Inc. 2000 Outside Directors' Stock Plan" and shall become effective as provided in Section 7.6. The purpose of this Plan is to attract, motivate and retain experienced and knowledgeable directors of the Corporation and to further align their economic interest with the interests of shareholders generally. The total number of shares of Common Stock that may be delivered pursuant to awards under this Plan is 50,000 shares, subject to adjustments contemplated by Section 4.3.

                                 ARTICLE II
                                 DEFINITIONS

   Whenever the following terms are used in this Plan they shall have the meaning specified below unless the context clearly indicates to the contrary:

    Award means the award of Common Stock to a Director under this Plan.

    Award Date means that date that corresponds to the Effective Date and each regularly scheduled meeting of the Directors thereafter.

    Board of Directors or Board means the Board of Directors of the Corporation.

    Code means the Internal Revenue Code of 1986, as amended.

    Common Stock means shares of Common Stock of the Corporation, par value $0.001 per share, subject to adjustments made under Section 4.3 or by operation of law.

    Corporation means Precision Auto Care, Inc., and its successors and assigns.

    Director means a member of the Board of Directors of the Corporation who is not an officer or employee of the Corporation or any of its subsidiaries.

    Effective Date means the effective date referred to in Section 7.6.

    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

    Fair Market Value is defined as the mean between the highest and lowest quoted selling prices on the Award Date, or if none, the weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the Award Date. If actual sales are not available during a reasonable period beginning before

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  and ending after the Award Date, the term "Fair Market Value" shall be the mean between the bona fide bid and asked prices for a share of Common Stock as reported on the National Association of Securities Dealers Automated Quotation (NASDAQ) System on the Award Date, or if none, the weighted average of the means between the bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the Award Date.

    Plan means the Precision Auto Care, Inc. 2000 Outside Directors' Stock Plan.

    Stock means Common Stock.

                                  ARTICLE III
                                 PARTICIPATION

  Each Director shall become a participant in the Plan upon a crediting event under Article IV.

                                  ARTICLE IV
                                    AWARDS

  4.1  Stock Award.

  Each Director shall receive on each Award Date the number of shares of Common Stock of the Corporation determined by dividing $1,000 by the Fair Market Value of the Common Stock on the Award Date. A person who is not serving as a Director on an Award Date or who does not attend the Board meeting in person on the Award Date is not eligible for the Award for that Award Date.

  4.2  Distribution of Common Stock.

  (a) Time of Distribution. Each Director shall be entitled to receive a distribution of his or her Award as soon as administratively practicable following each Award Date. The Corporation shall not be required to issue or deliver any certificate for shares of Common Stock in connection with any Award hereunder unless, in the opinion of legal counsel to the Corporation, there has been compliance with all applicable securities registrations or other applicable legal requirements.

  (b) Manner of Distribution. The Award shall be paid and distributed by means of a distribution of an equivalent whole number of shares of the Common Stock, but any fractional interest in a share of Common Stock shall be paid in cash on final distribution.

  4.3 Adjustments in Case of Changes in Common Stock. If there shall occur any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, merger, combination, consolidation, or other reorganization or any extraordinary non-cash dividend or other extraordinary distribution in respect of the Stock (whether in the form of Stock, other securities, or other property), or any split-up, spin-off, extraordinary redemption, or exchange of outstanding Stock, or there shall occur any other similar corporate transaction or event in respect of the Stock, or a sale of substantially all the assets of the Corporation as an

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entirety, proportionate and equitable adjustments consistent with the effect of such event on shareholders generally shall be made in the number and type of shares of Common Stock (or other cash, property or securities in respect thereof) reserved for issuance under this Plan.

  4.4 Corporation's Right to Withhold. The Corporation shall satisfy state or federal income tax withholding obligations, if any, arising upon the Awards by reducing the number of shares of Common Stock otherwise deliverable to the Director by the appropriate number of shares (based on the Fair Market Value) required to satisfy such tax withholding obligation. If the Corporation, for any reason, cannot satisfy the withholding obligation in accordance with the preceding sentence, the Director shall pay or provide for payment in cash of the amount of any taxes which the Corporation may be required to withhold with respect to the benefits hereunder.

  4.5 Restrictions on Resale. Stock distributed under this Plan may be legended or otherwise restricted as counsel to the Corporation deems necessary or advisable to comply with any applicable law or other legal requirements.

                                   ARTICLE V
                                ADMINISTRATION

  5.1 In General. This Plan shall be construed, interpreted and, to the extent required, administered by the Board or a committee appointed by the Board to act on its behalf under this Plan. Notwithstanding the foregoing, but subject to
Section 6.1 hereof, the Board shall have no discretionary authority with respect to the amount, price or timing of any Award granted under this Plan and no Director shall participate in any decision relating solely to his or her benefits. Subject to the foregoing, the Board may resolve any questions and make all other determinations and adjustments required by this Plan, maintain all the necessary records for the administration of this Plan, and provide forms and procedures to facilitate the implementation of this Plan.

  5.2 Decisions Final; Delegation; Reliance; and Limitation on Liability. Any determination of the Board or committee made in good faith shall be conclusive. In performing its duties, the Board or the committee shall be entitled to rely on public records and on information, opinions, reports or statements prepared or presented by officers or employees of the Corporation or other experts believed to be reliable and competent. The Board or the committee may delegate ministerial, bookkeeping and other non-discretionary functions to individuals who are officers or employees of the Corporation.

  Neither the Corporation nor any member of the Board, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of an Award (or action or payment in respect of an Award) to satisfy Code requirements for realization of intended tax consequences, or to comply with any other law, compliance with which is not required on the part of the Corporation.

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                                  ARTICLE VI
                         PLAN CHANGES AND TERMINATION

  6.1 Amendments. The Board of Directors shall have the right to amend this Plan in whole or in part from time to time or may at any time suspend or terminate this Plan; provided, however, that no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Director's rights with respect to his or her Award.

  6.2 Term. This Plan shall continue for a period of 10 years following the Effective Date, but continuance of this Plan is not assumed as a contractual obligation of the Corporation. In the event that the Board of Directors decides to terminate this Plan, it shall notify the Directors of its action in an instrument in writing, and this Plan shall be terminated at the time therein set forth, and all Directors shall be bound thereby.

                                  ARTICLE VII
                                 MISCELLANEOUS

  7.1 Limitation on Directors' Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Director shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Corporation as to such Awards and shall not be construed as creating a trust. This Plan, in and of itself, has no assets. Directors shall have only the rights of general unsecured creditors of the Corporation with respect to benefits payable, if any, hereunder.

  7.2 Benefits Not Assignable; Obligations Binding Upon Successors. Benefits of a Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein shall not be permitted or recognized. Obligations of the Corporation under this Plan shall be binding upon successors of the Corporation.

  7.3 Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Virginia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

  7.4 Compliance With Laws. This Plan and the offer, issuance and delivery of shares of Common Stock under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal reporting, registration, insider trading and other securities laws) and to such approvals by any listing agency or any regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring the securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

  7.5 Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.

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  7.6  Shareholder Approval; Effective Date.  This Plan has been approved by the
Board of Directors. This Plan shall become effective upon the approval of this Plan by the shareholders of the Corporation.




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